UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 22, 2016

SYSCO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-06544	74-1648137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Enclave Parkway, Houston, TX		77077-2099
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: (281) 584-1390

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into Material Definitive Agreement.

On March 22, 2016, with respect to the offering and sale of $500,000,000 aggregate principal amount of its 1.90% Senior Notes due 2019 (the “2019 Notes”), $500,000,000 aggregate principal amount of its 2.50% Senior Notes due 2021 (the “2021 Notes”), $1,000,000,000 aggregate principal amount of its 3.30% Senior Notes due 2026 (the “2026 Notes”) and $500,000,000 aggregate principal amount of its 4.50% Senior Notes due 2046 (the “2046 Notes” and, together with the 2019 Notes, the 2021 Notes and the 2026 Notes, the “Notes”), Sysco Corporation (“Sysco”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and TD Securities (USA) LLC, as representatives of the several underwriters listed in Schedule II thereto (the “Underwriters”).

The terms of the Notes will be governed by the Indenture dated as of June 15, 1995 between Sysco and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as amended and supplemented by the Thirteenth Supplemental Indenture dated as of February 17, 2012 and the Twenty-Second Supplemental Indenture dated as of September 28, 2015 among Sysco, the Guarantors named therein (the “Guarantors”) and the Trustee, and four related supplemental indentures (each applicable to one of the series of the Notes) to be dated as of the closing date, among Sysco, the Guarantors and the Trustee, setting forth the specific terms applicable to the Notes.

The offering of the Notes is expected to close on April 1, 2016, subject to the satisfaction of customary closing conditions contained in the Underwriting Agreement. Sysco intends to use the net proceeds from the offering to pay a portion of the purchase price for the acquisition of Cucina Lux Investments Limited, the holding company for Brakes Group, a leading European foodservice distributor with operations in the United Kingdom, Ireland, France, Sweden, Spain, Belgium and Luxembourg (the “Brakes Group acquisition”), which includes repayment of approximately $2.3 billion of indebtedness of Brakes Group. Consummation of the Brakes Group acquisition is subject only to conditions relating to required antitrust approvals, and the share sale and purchase agreement governing the transaction generally requires each party to use its reasonable best endeavors to obtain such approvals and to consummate the Brakes Group acquisition.

The Notes are being offered and sold under a Registration Statement on Form S-3 (Registration No. 333-206568) and are described in a Prospectus Supplement dated March 22, 2016.

The Underwriting Agreement contains customary representations, warranties and agreements of Sysco, and customary conditions to closing, indemnification rights and termination provisions. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Deutsche Bank Securities Inc. is acting as Sysco’s financial advisor in connection with the Brakes Group acquisition. In addition, certain affiliates of the underwriters have made commitments to Sysco with respect to a previously disclosed £1,725,000,000 bridge term loan agreement to fund a portion of the Brakes Group acquisition, refinance certain indebtedness of Brakes Group and pay related fees and expenses in the event the offering of the Notes or other financing in connection with the Brakes Group acquisition is not consummated, for which the underwriters and/or their affiliates will be paid customary fees. Affiliates of certain of the underwriters are holders of certain indebtedness of Brakes Group and, accordingly, will receive a portion of the net proceeds of the offering of the Notes. Affiliates of certain of the underwriters are lenders under Sysco’s credit facility. In addition, affiliates of certain of the underwriters are dealers under Sysco’s commercial paper program and may hold commercial paper notes thereunder. The underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to Sysco and its affiliates, for which they received or will receive customary fees and expenses.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement dated March 22, 2016 among Sysco Corporation, the Guarantors listed on Schedule I thereto, and Goldman, Sachs & Co., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and TD Securities (USA) LLC, as representatives of the several underwriters listed on Schedule II thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Sysco Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sysco Corporation

Date: March 24, 2016	By:	/s/ Russell T. Libby
Russell T. Libby
Executive Vice President, Administration and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement dated March 22, 2016 among Sysco Corporation, the Guarantors listed on Schedule I thereto, and Goldman, Sachs & Co., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and TD Securities (USA) LLC, as representatives of the several underwriters listed on Schedule II thereto